SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 14, 1998.


                         SEPRAGEN CORPORATION
        (Exact name of registrant as specified in its charter)



California             0-25726                68-0073366
(State or other        (Commission            (IRS Employer
jurisdiction of        File Number)           Identification
incorporation)                                No.)



                        30689 Huntwood Avenue
                      Hayward, California 94544
          (Address of principal executive office, zip code)


Registrant's telephone number, including area code:  (510) 476-0760


(Former name or former address, if changed since last report):  N/A


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Item 5

Other Events

          In August 1998, the Company completed a debt-restructuring transaction whereby the Company borrowed $550,000 from Mr. K. Charles Janac pursuant to a Convertible Secured Promissory Note issued by the Company (the "Note") in the principal amount of $550,000 and bearing interest at the rate of 9.75% per annum. The
Note is convertible into shares of Class A Common Stock at the option of Mr. Janac at any time before December 15, 1998 by converting the principal balance and any unpaid interest due under the Note into Class A Common Stock at the rate of $0.468 per share. In addition, as further consideration for the loan of funds to the Company, the Company issued to Mr. Janac a warrant, exercisable at any time on or before August 18, 2003, to purchase up to 234,667 shares of Class A Common Stock at $.468 per share (the "Warrants"). The total number of shares of Class A Common Stock issuable upon conversion of the Note or exercise of the Warrants are subject to adjustment in the event of recapitalization, stock dividends, or similar events. As security for the Note, the Company entered into a Security Agreement granting Mr. Janac a first priority security interest in the property, tangible and intangible, of the Company, as well as a Patent and Trademark Mortgage granting Mr. Janac a security interest in all the patents and trademarks of the Company.

          All principal and accrued interest under the Note is due and payable on or before December 15, 1998.

          The business address of Mr. Janac is 651 River Oaks
Parkway, San Jose, CA 95134.

          The Company used the funds loaned by Mr. Janac to retire $532,242.47 of existing debt incurred by the Company in connection with a certain bridge financing originally undertaken by the Company in October of 1997, to pay legal fees and costs of the transaction, and approximately $7,000 was utilized for working capital.

Item 7

Financial Statements and Exhibits

          The following Exhibits are filed as part of this report:

          3.3 Certificate of Determination for Series A Preferred
Stock of the Company.


Item 9

Sales of Equity Securities Pursuant to Regulation S.

          1. On September 1, 1998, the Company sold 175,009 Shares of Series A Preferred Stock.

          2. All of the shares of Series A Preferred Stock were sold to Anchor Products Limited of Hamilton, New Zealand ("Anchor").
 The acquisition of Series A Preferred Stock by Anchor was consummated in connection with the execution of a Commercial License Agreement between the Company and Anchor, whereby the Company licensed Anchor a technology that isolates proteins from whey, a low value cheese by-product.

          3. The shares of Series A Preferred Stock were sold for cash in the aggregate amount of $500,000 ($2.857 per share). There were no underwriting discounts or commissions paid in connection with the transaction.

          4. The shares of Series A Preferred Stock were sold pursuant to exemptions from registration under Section 4(2) and Regulation S under the Securities Act of 1933, in a transaction that was not publicly offered. Anchor is a New Zealand corporation.

          5. The Company's Series A Preferred Stock provides for both a 7% dividend and liquidation preferences. The dividend is payable from time to time at the election of the Board of Directors of the Company subject to the Company retaining sufficient earnings and profits. The Preferred Stock is also convertible on or before September 30, 2000 into Class A Common Stock, at the conversion rate of $2.86 per share. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Shares shall receive, out of the assets of the Company, the sum of $2.86 per Series A Preferred Share, plus an amount equal to any dividends accrued and unpaid on those Series A Preferred Shares, before any payment shall be made or any assets distributed to the holders of Common Stock. The Series A Preferred Shares shall be redeemable at the option of the holders of the Series A Preferred Shares or the Company commencing September 30, 2003 and expiring December 31, 2008, at the cash price of $2.86 per share, plus any accrued and unpaid dividends on the Series A Preferred Shares which are redeemed. In addition, each share of Series A Preferred Stock shall be automatically converted into one (1) share of Class A Common Stock, if not previously redeemed, on January 1, 2009, or at any time the closing bid price per share of the Company's Class A Common Stock shall average at least $3.86 per share over ninety (90) consecutive trading days prior to January 1, 2004. The conversion ratio for the Series A Preferred Stock shall be adjusted in the event of recapitalization, stock dividend, or any similar event effecting the Class A Common Stock.

                              SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has caused this report to be signed on its behalf by the undersigned duly authorized.

                                   SEPRAGEN CORPORATION


Date: September 3, 1998            By:  /S/ Vinit Saxena
                                     Vinit Saxena, Chief Executive
                                     Officer, President,
                                     Principal Financial Officer
                                     and Chief Accounting Officer







                          INDEX TO EXHIBITS

                                                  Sequential
No.                 Description                   Page No.

3.3                 Certificate of Determination      6
                    for Series A Preferred Stock
                    of the Company.